Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
MIDSOUTH BANCORP, INC.

MidSouth Bancorp, Inc., a corporation organized and existing under the laws of the State of Louisiana (the “Corporation”), through its undersigned President and Chief Executive Officer, hereby certifies that on September 26, 2012, the Board of Directors of the Corporation, pursuant to the Articles of Incorporation and provisions of the Louisiana Business Corporation Law, La.R.S. 12:31 et seq., adopted an amendment to Article III of its Articles of Incorporation, so that the following shall be added as Section G to Article III effective as of December 28, 2012:

G.   Designation of 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C.

Section 1. Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C” (the “Series C Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 100,000 shares and the shares shall have no par value per share. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock, but not below the number of shares of Series C Preferred Stock then outstanding.

Section 2. Ranking. The Series C Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with the Series B Preferred Stock and each class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will not rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, the “Parity Securities”) and (2) senior to Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up or dissolution of the Corporation (the “Junior Securities”).

Section 3. Definitions. As used herein with respect to the Series C Preferred Stock:

(a) “Applicable Conversion Rate” at any given time, means for each share of Series C Preferred Stock, the number of shares of Common Stock equal to the Liquidation Preference divided by the Conversion Price in effect at such time.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as it may be amended from time to time, and shall include this Series C Preferred Stock Designation.

(d) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(e) “Business Day” means any day that is not Saturday or Sunday and that, in Lafayette, Louisiana, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(f) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(g) “Capital Treatment Event” means the receipt by the Corporation of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States or any political subdivision thereof or therein, or as the result of any official or administrative pronouncement or action or decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the Issue Date, there is more than an insubstantial risk that the Corporation will not, within 90 days of the date of such opinion, be entitled to treat an amount equal to the aggregate Liquidation Preference of the Series C Preferred Stock as “Tier 1 Capital” (or its then equivalent) for purposes of the capital adequacy guidelines of the Appropriate Federal Banking Agency, as then in effect and applicable to the Corporation.

(h) “Closing Price” of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NYSE MKT on such date. If the Common Stock is not traded on the NYSE MKT on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Series C Preferred Stock Designation, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NYSE MKT shall be such closing sale price and last reported sale price as reflected on the website of the NYSE MKT (http://www.nyse.com) or any successor thereto and as reported by Bloomberg Professional Service or any successor thereto; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NYSE MKT and as reported by Bloomberg Professional Service or any successor thereto, the closing sale price and last reported sale price on the website of the NYSE MKT shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors from time-to-time) of any other securities or property paid to the holders of the Common Stock connection with the Reorganization Event.

(i) “Common Stock” means the common stock, $0.10 value per share, of the Corporation.

(j) “Corporation” means MidSouth Bancorp, Inc., a Louisiana corporation.

(k) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series C Preferred Stock, and its successors and assigns.

(l) “Conversion Date” has the meaning set forth in Section 9(e)(ii).

(m) “Conversion Price” means for each share of Series C Preferred Stock, $18.00 (subject to adjustment or limitation as provided herein).

(n) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(o) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(p) “Dividend Period” has the meaning set forth in Section 4(b).

(q) “DTC” means The Depository Trust Company and its successors or assigns.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Property” has the meaning set forth in Section 12(a).

(t) “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(u) “Issue Date” means the date on which shares of the Series C Preferred Stock are first issued.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” means, as to the Series C Preferred Stock, $100.00 per share.

(x) “Mandatory Conversion Date” has the meaning set forth in Section 10(a).

(y) “Notice of Mandatory Conversion” has the meaning set forth in Section 10(b).

(z) “Parity Securities” has the meaning set forth in Section 2.

(aa) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(bb) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock and the Series C Preferred Stock.

(cc) “Record Date” has the meaning set forth in Section 4(b).

(dd) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series C Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

(ee) “Reorganization Event” has the meaning set forth in Section 12(a).

(ff) “Series B Preferred Stock” means the Senior Non-Cumulative Perpetual Preferred Stock, Series B, of the Corporation.

(gg) “Series C Preferred Stock Designation” means this Articles of Amendment relating to the Series C Preferred Stock, as it may be amended from time to time.

(hh) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(ii) “Transfer Agent” means Computershare Shareowner Services LLC acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series C Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

Section 4. Dividends.

(a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on April 15, 2013. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series C Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized and declared by the Board of Directors, will be payable, for each outstanding share of Series C Preferred Stock, at an annual rate of 4.00% on the per share Liquidation Preference. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series C Preferred Stock paid later than the scheduled Dividend Payment Date.

(d) Dividends on the Series C Preferred Stock are non-cumulative. If the Board of Directors does not authorize and declare a dividend on the Series C Preferred Stock or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series C Preferred Stock or the Common Stock or any other class or series of Preferred Stock.

To the extent the Corporation declares dividends on the Series C Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the Holders of the shares of Series C Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series C Preferred Stock and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders of the Series C Preferred Stock any dividend in excess of the dividends on the Series C Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

(f) Payments of cash for dividends will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.

(g) If a Conversion Date on which a Holder elects to convert Series C Preferred Stock or the Mandatory Conversion Date is on or prior to the Record Date for any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series C Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the corresponding Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, whether or not such Holder was the Holder of record on the Record Date, if such Holder elects to convert Series C Preferred Stock after the Record Date for any declared dividend and prior to the corresponding Dividend Payment Date, such Holder must pay to the Conversion Agent upon conversion of the shares of Series C Preferred Stock an amount in cash equal to the full dividend actually paid on such Dividend Payment Date on the shares being converted, unless the shares of Series C Preferred Stock are converted pursuant to Section 10.

(h) Notwithstanding anything to the contrary herein, payment of dividends on the Series C Preferred Stock may be limited by the terms and conditions of other series of Preferred Stock that rank senior to the Series C Preferred Stock or that are Parity Securities, including without limitation, the Series B Preferred Stock.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of per share Liquidation Preference, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Series C Preferred Stock Designation.

Section 7. Redemptions.

(a) Optional Redemption.

(i)  Subject to the other provisions of this Section 7:

(1) The Corporation on or after the fifth anniversary of the Issue Date, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series C Preferred Stock at the time outstanding; and

(2)  If, after the Issue Date, there is a Capital Treatment Event, the Corporation may at anytime, subject to the approval of the Appropriate Federal Banking Agency, redeem all of the shares of Series C Preferred Stock at the time outstanding.

 (ii) The per-share redemption price for shares of Series C Preferred Stock shall be equal to the sum of:

(1)  the Liquidation Preference per share; and

(2)  the per-share amount of any declared but unpaid dividends, without accumulation of any undeclared dividends, for the then current Dividend Period to the date fixed for redemption.

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Record Date for a Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the Holder of record of the redeemed shares on such Record Date relating to the Dividend Payment Date as provided in Section 4 above.

 (b) No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.

 (c) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through the Depository, notice of redemption may be given to the Holders of Series C Preferred Stock at such time and in any manner permitted by such Depository. Each notice of redemption given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

 (d) Partial Redemption. In case of any redemption of part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the Holders of the shares called for redemption, with a bank or trust company selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance.

Section 8. Right to Convert. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series C Preferred Stock into shares of Common Stock at the Applicable Conversion Rate per share of Series C Preferred Stock (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares, subject to the provisions set forth in Section 16.

Section 9. Conversion Procedures.

(a) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be authorized and declared on any converted shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 8, Section 10, Section 12 or Section 14, as applicable.

(b) No allowance or adjustment, except pursuant to Section 11, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date. Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series C Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series C Preferred Stock.

(c) Shares of Series C Preferred Stock duly converted in accordance with this Series C Preferred Stock Designation will resume the status of authorized but unissued Preferred Stock, undesignated as to series and available for future issuance.

(d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Depositary.

(e) conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(i) On the Mandatory Conversion Date, shares of Common Stock shall be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Conversion Agent, if shares of the Series C Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series C Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(ii) On the date of any conversion at the option of a Holder pursuant to Section 8, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(A) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(B) surrender the shares of Series C Preferred Stock to the Conversion Agent;

(C) if required, furnish appropriate endorsements and transfer documents;

(D) if required, pay all transfer or similar taxes; and

(E) if required, pay funds equal to any authorized, declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

If a Holder’s interest is a beneficial interest in a global certificate representing Series C Preferred Stock, in order to convert, such Holder must comply with paragraphs (C) through (E) of this clause (ii) and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.”

(iii) The Conversion Agent shall, on a Holder’s behalf, convert the Series C Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in Section 9(e)(ii).

Section 10. Mandatory Conversion at the Corporation’s Option.

(a) On or after the fifth anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time or from time to time to cause some or all of the Series C Preferred Stock to be converted into shares of Common Stock at the then Applicable Conversion Rate if, for 20 Trading Days within any period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day preceding the date the Corporation delivers a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds 130% of the Conversion Price of the Series C Preferred Stock. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”).

 (b) Notice of Mandatory Conversion. Notice of every mandatory conversion of shares of Series C Preferred Stock (such notice, a “Notice of Mandatory Conversion”) shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares subject to the mandatory conversion at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the Mandatory Conversion Date.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C Preferred Stock designated for mandatory conversion shall not affect the validity of the proceedings for the mandatory conversion of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through the Depository, notice of mandatory conversion may be given to the Holders of Series C Preferred Stock at such time and in any manner permitted by such Depository. Each Notice of Mandatory Conversion given to a Holder shall state: (1) the Mandatory Conversion Date; (2) the number of shares of Series C Preferred Stock to be converted and, if less than all the shares held by such Holder are to be converted, the number of such shares to be converted from such Holder; (3) the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock; and (4) the place or places where certificates for such shares are to be surrendered for conversion.

 (c) Partial Mandatory Conversion. In case of any mandatory conversion of part of the shares of Series C Preferred Stock at the time outstanding, the shares to be converted shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be mandatorily converted from time to time, subject to the approval of the Appropriate Federal Banking Agency, if applicable. If fewer than all the shares represented by any certificate are converted, a new certificate shall be issued representing the unconverted shares without charge to the Holder thereof.

Section 11. Anti-Dilution Adjustments. If the Corporation at any time after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon conversion of the Series C Preferred Stock will be proportionately increased. If the Corporation at any time after the Issue Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon conversion of the Series C Preferred Stock will be proportionately decreased.

Section 12. Reorganization Events.

(a) In the event of:

(i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(each of the foregoing events, a “Reorganization Event”), each share of Series C Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible into the kind and amount of securities, cash, and other property or assets that a Holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock equal to the Applicable Conversion Rate per share of Series C Preferred Stock prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series C Preferred Stock in accordance with Section 8 or Section 10 shall be determined based upon the Applicable Conversion Rate in effect on such Conversion Date.

(c) The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property or assets that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

Section 13. Voting Rights. The holders of Series C Preferred Stock will not have any voting rights except voting rights, if any, required by law.

Section 14. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 10 or any conversion at the option of the Holder pursuant to Section 8, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 15. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Series C Preferred Stock Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock then outstanding, assuming that the Conversion Price equaled the Base Price. For purposes of this Section 15(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.

Section 16. Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, no holder of Series C Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 8 or Section 10 to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 11(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any purported delivery of shares of Common Stock upon conversion of Series C Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a holder upon conversion of Series C Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. For the avoidance of doubt (i) (x) any converting holder shall have no right to cast any vote with respect to any shares of Common Stock that are not delivered to such converting holder due to the restrictions set forth in this Section 16 and (y) any dividends payable otherwise by the Corporation with respect to any shares of Common Stock that are not delivered to such converting holder due to the restrictions set forth in this Section 16 shall not be payable to such converting holder prior to the delivery of such shares of Common Stock to such converting holder, and (ii) these limitations on beneficial ownership provided for in this Section 16 shall not limit the number of shares of Series C Preferred Stock the Corporation may cause to be converted, or otherwise constrain in any way the Corporation’s ability to exercise its right to cause Series C Preferred Stock to be converted, pursuant to Section 10.

Section 17. Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series C Preferred Stock shall initially be Computershare Shareowner Services LLC. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 18. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar and the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after any applicable Conversion Date or Mandatory Conversion Date. In place of the delivery of a replacement certificate following any applicable Conversion Date or Mandatory Conversion Date, the Registrar, upon delivery of the evidence and indemnity described in Section 18(a), shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock formerly evidenced by the certificate.

Section 19. Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Series C Preferred Stock Designation) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Series C Preferred Stock Designation, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series C Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this amendment to the Articles of Incorporation are executed on the Corporation’s behalf on this 28th day of December, 2012.

MidSouth Bancorp, Inc.

By:	/s/ C.R. Cloutier
Name: C.R. Cloutier
Title: President and Chief Executive Officer

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF LAFAYETTE

BEFORE ME, the undersigned authority, personally appeared C.R. Cloutier, to me known to be the President and Chief Executive Officer of MidSouth Bancorp, Inc. and the person who executed the foregoing Articles of Amendment to the Articles of Incorporation in such capacity, and who, being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that he was authorized to and did execute that instrument in such capacity for the said corporation, as his and its free act and deed.

IN WITNESS WHEREOF, the appearer and witnesses and I have hereunto affixed our signatures on this 28th day of December, 2012.

WITNESSES:

Signature:                    /s/ Shaleen B. Pellerin                                                      /s/ C.R. Cloutier
                                  C.R. Cloutier
Print Name:                  Shaleen B. Pellerin

Signature:                    /s/ Sherita Oubre

Print Name:                  Sherita Oubre

/s/L. Jay Angelle, Jr.
            Notary Public

Print Name:  L. Jay Angelle, Jr.

Notary or
Bar Roll #:    Bar #22231
Commission